AMENDMENT TO THE
CONVERTIBLE PROMISSORY NOTE

This **Amendment to the Convertible Promissory Note** (the "Amendment") is made and effective as of October 25, 2018 ("Amendment Effective Date") by and between Flux Power Holdings, Inc., a Nevada corporation (the "Company"), and Scott Kiewit (the "Holder"). Pursuant to the terms and conditions hereof, the Amendment is hereby incorporated into the Note (as defined below) as if fully set forth therein. Capitalized terms used herein and not otherwise defined shall have the meaning assigned in the Note.

WHEREAS, The Company and Holder have entered into that certain Convertible Promissory Note, dated April 27, 2017 (the "Note") whereby Holder has loaned $500,000 to the Company;

WHEREAS, the parties desires to amend the Note pursuant to the terms and conditions of this Amendment to (i) extend the maturity date from October 27, 2018 to February 1, 2019, and (ii) allow for the automatic conversion of the Note immediately following the full conversion of the line of credit granted by Esenjay Investments, LLC to the Company under the Credit Agreement, dated September 23, 2012, and as amended ("Esenjay Unrestricted Line of Credit") into shares of Common Stock of the Company.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. The Maturity Date of the Note shall be extended to February 1, 2019 and, to effectuate the foregoing, Section 2 of the Note (entitled "Maturity and Pay-Off") is hereby deleted in its entirety and shall, as of the Amendment Effective Date, be amended to read in its entirety as follows:

> "2. Maturity and Pay Off. Unless this Note has been converted pursuant to the terms of this Note or unless earlier accelerated by the terms of this Note upon an Event of Default, the unpaid Face Amount of this Note, together with all accrued but unpaid Interest, shall be due and payable on February 1, 2019 ("*Maturity Date*"). No payments of principal or interest are required hereunder until the Maturity Date, except as otherwise provided herein."

2. Effective on the Amendment Effective Date, the Note is hereby amended by adding the following Automatic Conversion provision immediately after Section 5(b) of the Note:

> 5a. Automatic Conversion. This Note shall automatically be converted into shares of the Company's Common Stock at the Conversion Rate immediately following the full conversion of the Esenjay Unrestricted Line of Credit. Upon the occurrence of the event specified in this Section 5a above, this Note shall be converted into Common Stock automatically without any further action by Holder pursuant to Section 5(b), and this Note shall be deemed paid in full and thereupon be cancelled by the Company.

3. Except as amended by this Amendment, the Note shall remain in full force and effect, enforceable in accordance with their respective terms.

4. This Amendment may be executed in two counterparts, each of which shall constitute an original and which, together, shall constitute one and the same instrument. The parties may execute

facsimile copies of this Amendment and delivery by facsimile or electronic mail shall be deemed to be delivery of an executed Amendment.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by its authorized representative as of the day and year first above written.

Maker

Flux Power Holdings, Inc.,
a Nevada corporation

By: Ronald Dutt
Title: Chief Executive Officer

Holder

Scott Kiewit

4844-5176-1785.1